Exhibit 10.14
Mr. John Batter
712 John Street
Manhattan Beach, CA 90266
Dear Mr. Batter:
This letter agreement (this "Agreement") sets forth the terms and conditions of your employment with Tribune Company (together with its affiliates, the "Company"). Upon your acceptance by signing where indicated below and returning to Melanie Hughes, the terms of this Agreement will supersede any and all prior understandings, terms sheets or agreements, whether oral or written, concerning your commencing and continuing employment with the Company. We look forward to a mutually rewarding and beneficial relationship.
1.Freedom to Enter into this Agreement. You represent and covenant that: (a) the execution, delivery and performance of this Agreement by you does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound, and (b) you are not a party to or bound by any employment agreement, noncompetition agreement, non-solicitation agreement, confidentiality agreement or other agreement or obligation with any other person or entity that would in any way restrict or otherwise affect your performance of this Agreement.
2.Term. The term of your employment shall be effective as of September 1, 2014 (the "Effective Date") and shall continue through August 31, 2017 (the "Initial Term"); provided, however, that the term of employment shall be extended automatically, without further action by you or the Company, by one (1) additional year (each, a "Renewal Term") first on the third anniversary of the Effective Date, and on each subsequent anniversary of the Effective Date thereafter, unless, not less than one hundred twenty (120) days prior to the end of the Initial Term or any Renewal Term, as applicable, either you or the Company shall have notified the other in writing of your or its intention not to further extend the term of employment (a "Non-Renewal"). Your employment may be terminated earlier than the expiration of the Initial Term or any Renewal Term, as applicable, pursuant to the provisions of Section 9 below. The period of time from the Effective Date through the termination of this Agreement and your employment hereunder pursuant to its terms shall be referred to herein as the "Term." If either party elects Non-Renewal, this Agreement will terminate at the end of the Initial Term or the then-current Renewal Term, as applicable, or earlier than the expiration of the Initial Term or any Renewal Term, as applicable, pursuant to the provisions of Section 9.
3.Title and Duties. During the Term, your title will be Chief Executive Officer, Gracenote and Executive Vice President Tribune Media and you will report directly to the Company's Chief Executive Officer. You will have such duties and responsibilities as are customarily exercised by someone serving in such a capacity as well as such other duties commensurate with your title and position as the Company may assign you from time to time. You agree to devote your full business time, attention, and energies to the business of the Company and further agree that you will perform your duties in a diligent, lawful and trustworthy manner, that you will act in accordance with your title and responsibilities and otherwise conduct yourself in accordance with the written business and employee policies and practices of the Company. You will be permitted to hold a board position for another company at the discretion of the CEO of Tribune Media, providing that there is no conflict with any of Tribune Media's businesses.
4.Base Salary. For all services rendered to the Company hereunder, you shall receive an annual base salary ("Base Salary") equal to eight hundred thousand dollars ($800,000), payable in accordance with the Company's applicable payroll practices. Your Base Salary will be reviewed annually and may discretionarily be increased (but not decreased) on an annual basis as determined by the Company in its sole discretion. References in this Agreement to Base Salary shall be deemed to refer to the most recently effective annual base salary rate,
5.Annual Bonus. You shall be eligible for an annual bonus award determined by the Company in each year during the Term with the Company (the "Annual Bonus"). The target Annual Bonus for each year shall be eight hundred thousand dollars ($800,000) (the "Target Bonus"), with the actual Annual Bonus payable under a bonus plan to be established in good faith by the Company, based upon the level of achievement of reasonably attainable objectives as determined by the Board after consultation with you. The Annual Bonus shall be paid in accordance with the terms of the Company's Management Incentive Plan at the same time as annual bonuses are generally payable to other senior executives of the Company. Notwithstanding the foregoing, your Annual Bonus for 2014 shall be no less than five hundred eighty-four thousand dollars ($584,000) (the "2014 Guaranteed Bonus").
6.    Equity Compensation. During each year of the Term, you shall annually be granted a combination of Restricted Stock Units ("RSUs"), Performance Share Units ("PSUs"), and nonqualified stock options ("Options") with an aggregate fair market value each year equal to one million two hundred thousand dollars ($1,200,000) (based on the fair market value of the Company's common stock on the date of grant), divided among RSUs, PSUs, and Options as follows: RSUs - twenty-five percent (25%), PSUs - fifty percent (50%), and Options -twenty-five percent (25%). The exercise price for each grant of Options shall be the fair market value of the Company's common stock on the date of grant. Each grant of Options and RSUs shall vest in equal annual installments over a four (4) year period with such vesting period commencing on the Effective Date. All or a portion of each grant of PSUs shall vest at the end of a three (3) year performance period relating to the grant with the performance period commencing on the Effective Date. PSU performance criteria shall be based on Earnings Before Interest, Taxes, Depreciation and Amortization targets for the Gracenote business. The RSUs, PSUs, and the Options shall be subject to such other terms as set forth in the applicable grant agreement and in the underlying equity plan as adopted by the Company.
7.     Benefits. During the Term, you shall be entitled to participate in the benefit plans and programs (including without limitation such medical, dental, vision, life, disability, retirement and other health and welfare plans), as the Company may have or establish from time to time for its senior executives, generally, in which you would be entitled to participate pursuant to their then-existing terms, in accordance with the terms and requirements of such plans. The foregoing, however, is not intended and shall not be construed to require the Company to establish any such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement. It is further understood and agreed that all benefits you may be entitled to while employed by the Company shall be based upon your Base Salary and not upon any bonus or incentive compensation due, payable, or paid to you, except where, if at all, the benefit plan provides otherwise. You will receive twenty (20) days of paid vacation per calendar year, pro-rated for partial years, to be scheduled and taken in accordance with the Company's policies and practices. Your benefits will be consistent with executives at a similar level in the organization.
8.     Business Expenses Reimbursement. During the Term, the Company shall reimburse you for reasonable and necessary business expenses incurred in the performance of your duties hereunder in accordance with the then-applicable expense reimbursement policies of the Company (which shall include appropriate itemization and substantiation of expenses incurred).
9.Termination/Resignation.
(a)Termination with Cause; Resignation without Good Reason. In the event that your employment is terminated by the Company with Cause (as hereinafter defined) or by you without Good Reason (as hereinafter defined), you will not be entitled to any severance payments, but will be entitled to Accrued Entitlements (as hereinafter defined). All unvested RSUs, PSUs, and Options shall be forfeited.
(b)Termination without Cause; Resignation with Good Reason. In the event that your employment is terminated by the Company without Cause (other than due to death or Disability (as hereinafter defined)) or by you with Good Reason, you will be entitled the following benefits in addition to the Accrued Entitlements:
(i)    A cash severance amount equal to the sum of (x) your Base Salary plus
(y) the amount of your Annual Bonus in respect of the year prior to the year in which your employment is terminated (if such termination occurs in 2014, then the prior year's bonus shall be deemed to be the 2014 Guaranteed Bonus amount), which amount shall be paid to you in monthly installments from the date of termination through the remainder of the Term (the "Severance Period"). For the avoidance of doubt, the Annual Bonus payable hereunder shall satisfy the Annual Bonus payable as part of the Accrued Entitlements.
Notwithstanding the foregoing, the Severance Period shall end on the earlier of the end of the Term or on the date you obtain replacement employment, but in no event shall the Severance Period end before a period of twelve (12) months. For the avoidance of doubt, in the event you obtain replacement employment before the end of the Severance Period, the cash severance owed hereunder shall be reduced in the amount of any such replacement employment compensation.
(ii)Continuation of any health, dental and vision insurance benefits under the terms of the applicable Company benefit plans during the Severance Period, subject to the Company continuing to provide such insurance benefits for its employees and to your payment of the cost of such benefits to the same extent that active employees of the Company are required to pay for such benefits from time to time; provided, however, that such continuation coverage shall end earlier upon your becoming eligible for comparable coverage under another employer's benefit plans; provided, further, that to the extent that the provision of such continuation coverage is not permitted under the terms of the Company benefit plans or would result in an adverse tax consequence to the Company under applicable law, the Company may alternatively provide you with a cash payment in an amount equal to the applicable COBRA premium that you would otherwise be required to pay to obtain COBRA continuation coverage for such benefits for such period (minus the cost of such benefits to the same extent that active employees of the Company are required to pay for such benefits from time to time).
(iii)Accelerated vesting of Options and RSUs granted prior to the date of termination that would have vested over the one (1) year period following such termination. All vested Options shall remain exercisable for a ninety (90) day period following the date of termination.
(iv)Pro-rata vesting of PSUs with respect to that portion of the PSUs performance period that has elapsed prior to the date of termination, determined by multiplying the number of shares issuable under each PSU by a fraction, the numerator of which is the number of days worked by you in the PSU's performance period and the denominator of which is 1,095 in order to determine a target number of shares issuable under each PSU, with the actual number of shares to be issued pursuant to such PSUs to be determined based on actual Company performance through the end of the PSUs' performance period within which you terminate employment.
For the avoidance of doubt, in no event shall you be entitled to any of the severance benefits set forth in this Section 9(b) upon a termination upon the expiration of the Initial Term in connection with a Non-Renewal by the Company, which shall be deemed a voluntary termination by you without Good Reason. In the event your employment terminates upon the expiration of the Term in connection with a timely Non-Renewal by the Company as of the end of the Initial Term or a timely Non-Renewal by you at any time, you shall be entitled solely to the Accrued Entitlements.
(c)    Death; Disability. If your employment is terminated due to death or by the
Company due to Disability, then, in addition to the Accrued Entitlements, you shall be entitled to receive an amount, payable within ninety (90) days following termination, equal to your Target Bonus, pro-rated based on the period of your employment during the year of such termination prior to the date of death or Disability termination (if such termination occurs in 2014, then the bonus payable hereunder shall be deemed to be the 2014 Guaranteed Bonus amount). For the avoidance of doubt, the Annual Bonus payable hereunder shall satisfy the Annual Bonus payable as part of the Accrued Entitlements.
Definitions.
(i)"Accrued Entitlements" means: (a) any accrued but unpaid Base Salary and any duly incurred, timely submitted, and unreimbursed expenses under the Company's business expense reimbursement policies, in each case accrued or incurred through the date of termination of employment, payable as soon as practicable and in all events within thirty (30) days following termination of employment, (b) any amounts owing to you following a termination of employment under the express terms of any other compensation or benefit plans, programs, or arrangements in which you participate (including with respect to then-vested equity awards), in each case payable in accordance with the terms of such plans, other than severance plans or policies, (c) any earned but unpaid Annual Bonus for the year prior to termination (if such termination occurs in 2014, then the prior year's bonus shall be deemed to be the 2014 Guaranteed Bonus amount), (d) any accrued but unused vacation, and (e) any amounts otherwise expressly required by applicable law to be paid to you.
(ii)"Cause" means: (a) the conviction of, or nolo contendere or guilty plea, to a felony (whether any right to appeal has been or may be exercised), (b) conduct constituting embezzlement, material misappropriation or fraud, whether or not related to your employment with the Company, (c) commission of a material act of dishonesty or conduct in violation of Company's written policies and codes of conduct, (d) willful unauthorized disclosure or use of Confidential Information or any other breach of the restrictive covenants set forth in Exhibit A, (e) material improper destruction of Company property, (f) willful misconduct in connection with the performance of your duties, or (g) any finding by the Securities and Exchange Commission pertaining to your willful conduct, which, in the opinion of independent counsel selected by the Company, could reasonably be expected to impair or impede the Company's ability to register, list, or otherwise offer its stock to the public, or following any initial public offering, to maintain itself as a publicly traded company; provided, however, that you shall be provided a ten (10) day period to cure any such breach set forth in clause (c), (e), or (f), to the extent curable. For the avoidance of doubt, placing you on paid leave for up to sixty (60) days during which the Company continues to provide you with all compensation and benefits provided for hereunder, pending the Company's good faith determination of whether there is a basis to terminate you for Cause, will not by itself (x) constitute a termination of your employment hereunder or (y) provide you with Good Reason to resign your employment. For further avoidance of doubt, allegations made in any complaint or other submission to a Court, quasi-judicial body, agency, or the like shall not, by themselves, be sufficient to constitute "Cause" under this Section.
(iii)"Disability" means you would be entitled to long-term disability benefits under the Company's long-term disability plan as in effect from time to time, without regard to any waiting or elimination period under such plan and assuming for the purpose of such determination that you are actually participating in such plan at such time. If the Company does not maintain a long-term disability plan, "Disability" means your inability to perform your duties and responsibilities hereunder due to physical or mental illness or incapacity that is expected to last for a consecutive period of ninety (90) days or for a period of one hundred and twenty (120) days in any three hundred and sixty-five (365) day period as determined by the Company in its good faith judgment.
(iv)    "Good Reason" means, without your prior written consent, one (1) or more of the following events: (a) a material reduction in the Base Salary or Target Bonus, or (b) except as provided in Section 10 hereof, a material diminution or material adverse change in your duties, authority, title(s), or reporting relationship, or (c) the requirement that you be based at a location in excess of fifty (50) miles from your then-current principal place of employment, except for required travel on the Company's business to an extent substantially consistent with your position; provided, however, that prior to resigning for Good Reason, you shall give written notice to the Company of the facts and circumstances claimed to provide a basis for such resignation within 30 days following your knowledge of such facts and circumstances and the Company shall have thirty (30) days after receipt of such notice to cure such facts and circumstances (and if so cured, then you shall not be permitted to resign with Good Reason in respect thereof). Any resignation with Good Reason shall be communicated to the Company by written notice, which shall include your date of termination of employment (which, except as set forth in the preceding sentence, shall be a date at least ten (10) days after delivery of such notice and the expiration of such cure period and not later than sixty (60) days thereafter).
(e)    Release Condition. Notwithstanding anything herein to the contrary, your entitlement to the payment and benefits set forth in either Section 9(b) or 9(c) other than the Accrued Entitlements, shall be (i) conditioned upon your (or, in the case of your death, your executor) having provided an irrevocable waiver and release of claims in favor of the Company, its predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents, or representatives of any of the foregoing (collectively, the "Released Parties"), substantially in the form attached hereto as Exhibit B, that has become effective in accordance with its terms within fifty-five (55) days following the termination of your employment (the "Release Condition"), (ii) subject to your continued compliance in all material respects with the terms of this letter, including all exhibits hereto, and (iii) subject to Section 18 below.
10.    Garden Leave.
(a)Notwithstanding anything to the contrary contained hereunder, the Company reserves the right, at its sole and absolute discretion, to require you not to carry out your duties or to carry out limited duties for the Company prior to your termination of employment ("Garden Leave").
(b)During the period of Garden Leave, the Company shall be under no obligation to provide any work to, or vest any powers in, you, who shall have no right to perform any services for the Company.
(c)During the period of Garden Leave, the Company shall be entitled at its absolute discretion:
(1) to require you not to attend your place of work or any other premises of the Company; and

(ii) to require you to work from your home.
(d)    During the period of Garden Leave, you shall:
(i)continue to receive your Base Salary and all contractual benefits in the usual way, except that the amount of your Annual Bonus shall be your Annual Bonus in respect of the year prior to the year in which the Company exercises its Garden Leave rights hereunder (if such Garden Leave occurs in 2014, then the prior year's bonus shall be deemed to be the 2014 Guaranteed Bonus amount); and
(ii)remain an employee of the Company and remain bound by the terms of this Agreement.
(e)    For the avoidance of doubt, the Company's Garden Leave rights shall supersede your right under the provisions of Section 9 to resign with or without Good Reason.
11.Restricted Activities. You agree to comply with the restrictive covenants set forth on Exhibit A hereto, which covenants shall survive any termination of employment as set forth therein.
12.Confidentiality. You understand and agree that because the Company is extending these benefits to only a few key employees at the Company, you will keep the terms of this Agreement confidential at all times and will not disclose the terms of this Agreement to anyone (other than to your immediate family members or your personal tax and legal advisors, each of whom will be instructed by you and agree to keep the terms of this Agreement confidential). Your (and your family members' and advisors') obligation to keep the terms of this Agreement confidential will continue to apply even after the expiration of your employment with the Company.
13.Withholding. The Company may deduct and withhold from any amounts payable hereunder such federal, state, local, non-U.S., or other taxes as are required to be withheld pursuant to any applicable law or regulation, or as authorized by you.
14.No Assignment. You may not assign, transfer, or otherwise dispose of this Agreement, or any of your other rights or obligations hereunder (other than your rights to payments hereunder, which may be transferred only by will or by the laws of descent and distribution), without the prior written consent of the Company, and any such attempted assignment, transfer, or other disposition without such consent will be null and void.
15.Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all other agreements and understandings, written or oral, between the parties hereto with respect to the subject matter hereof.
16.Waiver and Amendment. Any waiver, alteration, amendment, or modification of any of the terms of this Agreement will be valid only if made in writing and signed by the parties hereto. No waiver by either of the parties hereto of their rights hereunder will be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
17.Severability and Governing Law. If any provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (x) the remaining terms and provisions hereof will be unimpaired, and (y) the invalid or unenforceable term or provision hereof will be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF ILLINOIS (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF) APPLICABLE TO CONTRACTS MADE ANT) TO BE PERFORMED ENTIRELY WITHIN SUCH JURISDICTION.
18.Section 409A.
(a)As used herein, "Section 409A" means Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute "deferred compensation" within the meaning of Section 409A will be compliant with Section 409A or exempt from Section 409A. Notwithstanding the foregoing, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with payments and benefits provided in accordance with the terms hereof (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold you (or any beneficiary) harmless from any or all of such taxes or penalties.
(b)Notwithstanding anything herein to the contrary, the following special rule shall apply, if and to the extent required by Section 409A: in the event that (i) you are deemed to be a "specified employee" within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits hereunder or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of "separation from service" within the meaning of Treasury Regulations § 1.409A-1(h), and (iii) you are employed by a public company or a controlled group affiliate thereof, no payments hereunder that are "deferred compensation" subject to Section 409A shall be made to you prior to the date that is six (6) months after the date of your separation from service or, if earlier, your date of death, and following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum without interest on the earliest permissible payment date.
(c)Any payment or benefit due upon a termination of your employment that represents a "deferral of compensation" within the meaning of Section 409A shall commence to be paid or provided to you sixty-one (61) days following a "separation from service" as defined in Treasury Regulations § 1.409A-I (h), provided that you satisfy the Release Condition, as required by Section 9(e) above. Each payment made hereunder (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A.
(d)    To the extent that any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to and not exempt from Section 409A, any such payment, reimbursement, or benefit in one (1) calendar year shall not affect the amounts of any payment, reimbursement, or benefit in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any payment or reimbursement be made after the last day of the calendar year following the calendar year in which you incurred such indemnifiable loss or expense, and in no event shall any right to the provision of any in-kind benefit be subject to liquidation or exchange for another benefit,
We look forward to your contribution to the future success of the Company. Please acknowledge your agreement and acceptance of the terms of this Agreement by signing where indicated below and returning the original copy of this letter to me no later than July 31, 2014. This Agreement will be a binding agreement upon our receipt of your signed copy.
Sincerely,
TRIBUNE COMPANY

By:	/s/ Melanie Hughes
	Name:	Melanie Hughes
	Title:	EVP HR

Agreed and accepted on this 27 day of July, 2014:

/s/ John Batter

Exhibit A
Restrictive Covenants

You acknowledge that the Company has a legitimate business interest and right in protecting its Confidential Information (as hereinafter defined), business strategies, employee and customer relationships and goodwill, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill. You acknowledge that you are being provided with significant consideration (to which you are not otherwise entitled) to induce you to enter into the Agreement to which this exhibit is attached. In light of the foregoing, and the Company's and your mutual understanding that in the course of your duties with the Company you will acquire Confidential Information that would be of significant benefit to a subsequent employer that competes with the Company, you expressly acknowledge and agree that each and every restraint imposed by this Exhibit A is reasonable with respect to subject matter, time period and geographical area.
1.Non-Solicitation. You agree that you shall not, directly or indirectly, without the prior written consent of the Company, while an employee of the Company and during the one (1) year period following termination of employment: (a) solicit or recruit, or attempt to solicit or recruit , any employees of the Company or persons who have worked for the Company during the twelve (12) month period immediately preceding such solicitation or recruitment or attempt thereof (other than your secretary/executive assistant), (b) intentionally interfere with the relationship of the Company with any person or entity who or which is employed by or otherwise engaged to perform services for, or any customer, client, supplier, developer, subcontractor, licensee, licensor or other business relation of, the Company, or (c) assist any person or entity in any way to do, or attempt to do, anything prohibited by clause (a) or (b) above; provided that the preceding clause (a) shall not prohibit you from conducting a general solicitation made by means of a general purpose advertisement not specifically targeted at employees or other persons or entities described in clause (a) or soliciting any employee or other person or entity described in clause (a) who is referred to you by search firms, employment agencies or other similar entities, provided that such firms, agencies or entities have not been instructed by you to solicit any such employee or person or entity or category thereof.
The period during which the provisions of this section apply shall be tolled during (and shall be deemed automatically extended by) any period in which you are in violation of the provisions of this Section 1, to the extent permitted by law.
2.Nondisclosure of Confidential Information.
(a)    You acknowledge that you shall become familiar with the Company's
Confidential Information (as hereinafter defined), including trade secrets. You acknowledge that the Confidential Information obtained by you while employed by the Company is the property of the Company. Therefore, you agree that you shall not disclose to any unauthorized person or entity or use for your own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of your acts or omissions in violation of this Exhibit A; provided, however, that if you receive a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, (i) you shall promptly notify in writing the Company, and consult with and assist the Company in seeking a protective order or request for other appropriate remedy, if permitted by law, and (ii) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, you shall disclose only that portion of the Confidential Information which, based on advice of your legal counsel, is legally required to be disclosed.

(b)    For purposes of this Exhibit A, "Confidential Information" means information, observations and data concerning the business or affairs of the Company, including, without limitation, all business information (whether or not in written form) which relates to the Company, or its customers, suppliers or contractors or any other third parties in respect of which the Company has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and which is not known to the public generally other than as a result of your breach of this Exhibit A, including but not limited to: technical information or reports; formulas; trade secrets; unwritten knowledge and "know-how"; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information will not include such information known to you prior to your involvement with the Company or information rightfully obtained from a third party (other than pursuant to a breach by you of this Exhibit A). Without limiting the foregoing, you agree to keep confidential the existence of, and any information concerning, any dispute between you and the Company, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary for the prosecution or defense of such dispute).
3.Return of Property. You acknowledge that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the businesses of the Company, in whatever form (including electronic), and all copies thereof, that are received or created by you while an employee of the Company (including but not limited to Confidential Information and Inventions (as hereinafter defined )) are and shall remain the property of the Company, and you shall immediately return such property to the Company upon the termination of your employment and, in any event, at the Company's request and subject to inspection in accordance with applicable Company employee policies generally; provided, that you shall be permitted to retain a copy of your contacts/rolodex and personal files.
4.Intellectual Property Rights.
(a)    You agree that the results and proceeds of your services for the Company
(including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by you, either alone or jointly with others (collectively, "Inventions"), shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, "Proprietary Rights") of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to you whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company under the immediately preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company without any further payment to you whatsoever. As to any Invention that you are required to assign, you shall promptly and fully disclose to the Company all information known to you concerning such Invention.
(b)You agree that, from time to time, as may be requested by the Company and at the Company's sole cost and expense, you shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company's exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments. To the extent that you have any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such Proprietary Rights. This Section 4(b) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company being your employer. You further agree that, from time to time, as may be requested by the Company and at the Company's sole cost and expense, you shall assist the Company in every proper and lawful way to obtain and enforce Proprietary Rights relating to Inventions in any and all countries. You shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof, In addition, you shall execute, verify and deliver assignments of such Proprietary Rights to the Company or its designees. Your obligations under this Section 4 shall continue beyond the termination of your employment with the Company.
(c)You hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, that you now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
5.    Non-disparagement. While employed by the Company and at all times thereafter, you shall not, whether in writing or orally, disparage the Company, or their predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities; or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light; provided that nothing herein shall or shall be deemed: (a) to prevent or impair you from testifying truthfully in any legal or administrative proceeding if such testimony is compelled or requested (or otherwise complying with legal requirements), or (b) to prevent or impair you or your counsel from filing any pleadings or making any argument in a legal or administrative proceeding.
The Company, acting in its corporate capacity, shall refrain from all conduct, verbal or otherwise, that denigrates, disparages, damages the reputation, goodwill, or standing, or otherwise conveys or causes to be conveyed an unfavorable impression of you. Notwithstanding the above, nothing herein shall prohibit the Company or its employees and agents from giving good-faith testimony, information, or evidence if properly subpoenaed or otherwise required to do so under applicable law.
6.    Remedies and Injunctive Relief. You acknowledge that a violation by you of any of the covenants contained in this Exhibit A would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, you agree that, notwithstanding any provision of this Exhibit A to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage and without the requirement to post bond) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Exhibit A in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Exhibit A or otherwise, and all of the Company's rights shall be unrestricted, and notwithstanding the fact that any such provision may be determined not to be subject to specific performance, the Company will nevertheless be entitled to seek to recover monetary damages as a result of your breach of such provision.

Exhibit B
GENERAL RELEASE AND COVENANT NOT TO SUE
1.    John Batter ("m"), on your own behalf and on behalf of your descendants, dependents, heirs, executors and administrators and permitted assigns, past and present ("your Related Parties"), in consideration for the amounts payable and benefits to be provided to you under that letter agreement relating to your employment with the Company, dated as of July 2014, between Tribune Company (the "Company") and you (the "Letter Agreement"), hereby covenant not to sue or pursue any litigation against, and waive, release, and discharge the Company, its subsidiaries and affiliates, their predecessors, and successors, and all of their respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives, managers, employees, trustees (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities) of any of the foregoing (collectively, the "Releasees"), from any and all claims, demands, rights, judgments, defenses, complaints, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that you ever had, now have or shall or may have or assert as of the date of this General Release and Covenant Not to Sue against the Releasees relating to your employment with the Company or the termination thereof or your service as an officer or director of the Company or its subsidiaries or affiliates or the termination of such service, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 ("ADEA," a law that prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and other federal, state and local laws relating to discrimination on the basis of age, sex or any other protected class, all claims under federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys' fees and costs (collectively, "Claims") (the "Release"); provided, however, that nothing herein shall release the Company from (a) any of its obligations to you under the Letter Agreement and the Accrued Entitlements, and to pay the amounts and provide the benefits conditioned upon the effectiveness of this General Release and Covenant Not to Sue, (b) any rights you may have in respect of accrued vested benefits under the employee benefit plans of the Company and its subsidiaries, (c) any rights you may have to indemnification under the Letter Agreement, the Company's by-laws, other applicable law, or any insurance coverage or other benefits under any directors and officers insurance or similar policies, and (d) any rights you and your Related Parties may have to obtain contribution as permitted by applicable law in the event of an entry of judgment against you and the Company as a result of any act or failure to act for which you and the Company are held jointly liable. If any Releasee pursues a claim against you, nothing in this Release shall be deemed to prevent you from asserting any defense, claims for setoff or counterclaims as against such suing party.
2.    You further agree that this General Release and Covenant Not to Sue may be pleaded as a full defense to any action, suit or other proceeding for Claims that is or may be initiated, prosecuted or maintained by you or your heirs or assigns. You understand and confirm that you are executing this General Release and Covenant Not to Sue voluntarily and knowingly, but that this General Release and Covenant Not to Sue does not affect your right to claim otherwise under ADEA. In addition, you shall not be precluded by this General Release and Covenant Not to Sue from filing a charge with any relevant federal, state or local administrative agency, but you agree to waive your rights with respect to any monetary or other financial relief arising from any such administrative proceeding.
3.In furtherance of the agreements set forth above, you hereby expressly waive and relinquish any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person's decision to give such a release. In connection with such waiver and relinquishment, you acknowledge that you are aware that you may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that you now know or believe to be true, with respect to the matters released herein. Nevertheless, it is your intention to fully, finally and forever release all such matters, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein. The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the Release contained above. Nothing in this paragraph is intended to expand the scope of the Release as specified herein.
4.The Company's offer to you of this General Release and Covenant Not to Sue and the payments and benefits set forth in the Letter Agreement are not intended as, and shall not be construed as, any admission of liability, wrongdoing or improper conduct by the Company. You acknowledge that you have not filed or caused to be filed any complaint, charge, claim or proceeding, against any of the Releasees before any local, state, federal or foreign agency, court or other body (each individually, a "Proceeding"). You represent that you are not aware of any basis on which such a Proceeding could reasonably be instituted. You (a) acknowledge that you will not initiate or cause to be initiated on your behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law, and (b) waive any right you may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission.
5.    You acknowledge that you have been offered a period of time of at least twenty-
one/forty-five (21/45)1 days to consider whether to sign this General Release and Covenant Not to Sue, and the Company agrees that you may cancel this General Release and Covenant Not to Sue at any time during the seven (7) days following the date on which this General Release and Covenant Not to Sue has been signed (the "Revocation Period"). You acknowledge and agree that you have entered into this General Release and Covenant Not to Sue knowingly and willingly and have had ample opportunity to consider the terms and provisions of this General Release and Covenant Not to Sue. You further acknowledge that you have read this General Release and Covenant not to sue carefully, have been advised by the Company to, and have in fact, consulted an attorney, and fully understand that by signing this General Release and Covenant Not to Sue you are giving up certain rights which you may have to sue or assert a claim against any of the Releasees. In order to cancel or revoke this General Release and Covenant Not to Sue, you must deliver to the Board of Directors of the Company written notice stating that you are canceling or revoking this General Release and Covenant Not to Sue during the Revocation Period. If this General Release and Covenant Not to Sue is timely canceled or revoked, none of the provisions of this General Release and Covenant Not to Sue shall be effective or enforceable, and the Company shall not be obligated to make the payments to you or to provide you with the benefits identified in the Sections of the Letter Agreement referred to in Section 9(e) of the Letter Agreement, unless and until the requirements with respect thereto are met. You acknowledge that, even if this General Release and Covenant Not to Sue is not executed or is canceled or revoked by you, the provisions of the Letter Agreement that otherwise by their terms survive termination of your employment shall remain in full force and effect.
1 To be selected based on whether applicable termination is "in connection with an exit incentive or other employment termination program" (as such phrase is defined in the ADEA).
6.    The invalidity or unenforceability of any provision or provisions of this General
Release and Covenant Not to Sue shall not affect the validity or enforceability of any other provision of this General Release and Covenant Not to Sue, which shall remain in full force and effect. This General Release and Covenant Not to Sue sets forth the entire agreement of you and the Company in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this General Release and Covenant Not to Sue. The validity, interpretation, construction and performance of this General Release and Covenant Not to Sue shall be governed by the laws of the State of Illinois without regard to its conflicts of law principles.
IN WITNESS WHEREOF, you and the Company have each caused this General Release and Covenant Not to Sue to be executed as of the dates shown below.

By:	/s/ John Batter
	Name:	John Batter